Exhibit 24.1

AIR METHODS CORPORATION

POWER OF ATTORNEY

I, the undersigned Director of Air Methods Corporation (the “Company”), hereby appoint Lester R. Woodward, Attorney-in-Fact, with full power of substitution, and with the full power to sign for me and in my name in the following capacities: any and all filings made with the Securities and Exchange Commission relating to the Post-Effective Amendment filed to terminate the Form S-3 filed on March 17, 1993; and generally to do all such things in my name and behalf in connection therewith as said Attorney-in-Fact deems necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of the date set forth below.

WITNESS my hands on this 9th day of June 2008.

/s/ C. David Kikumoto
C. David Kikumoto
Director